UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 893-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 24, 2015, Lilis Energy, Inc. (the “Company”), received a letter from the NASDAQ Listing Qualifications Staff (the "Staff") of The NASDAQ Stock Market LLC ("NASDAQ") notifying the Company that the Staff has determined that the Company has not regained compliance with the minimum $10 million stockholders' equity for continued listing set forth in Listing Rule 5450(b)(1)(A). The Staff had previously notified the Company that it did not comply with this listing requirement on May 20, 2015, and had granted the Company's request for an extension until November 15, 2015, to regain compliance with this requirement. The Company's securities would be subject to delisting unless the Company requests a hearing on the delisting notice before the NASDAQ Listing Qualifications Panel (the "Panel") by December 1, 2015. The Company intends to timely request a hearing before the Panel, at which the Company will present its plan to regain and thereafter sustain compliance with all applicable listing requirements. The Company's securities will continue to be listed on The NASDAQ Global Market pending the completion of the hearing process and the expiration of any extension granted by the Panel. However, there can be no assurance that the Panel will grant the Company's request for continued listing.

As previously disclosed, on August 12, 2015, the Staff notified the Company that it failed to meet the minimum $1.00 per share minimum bid price requirement in Listing Rule 5550(a)(2) for 30 consecutive business days, as required under Nasdaq Listing Rule 5450(a)(1). At a hearing to appeal the November 24 2015, delisting notice, the Company must also address the deficiencies based on the minimum bid price requirements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2015	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Executive Vice President and Chief Financial Officer

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